Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 18, 2024 (except for the first, third and fifth paragraph of Note 17, as to which the date is January 24, 2025) in the Registration Statement (Form S-1) and related Prospectus of Aurion Biotech, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

January 24, 2025